Exhibit 99.1

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James L. Kawski	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4268	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2005

BEVERLY, Mass. — July 27, 2005 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for its second quarter ended June 30, 2005.  The Company reported net revenues of $92.2 million, compared to $100.0 million for the first quarter of 2005. Worldwide revenues for the second quarter, including revenues of the Company’s 50% owned joint venture in Japan, Sumitomo Eaton Nova Corporation (“SEN”), were $191.4 million, compared to $154.7 million for the preceding quarter. Net income for the second quarter was $0.7 million, or $0.01 per diluted share, which included restructuring and related costs of $3.8 million, or $0.04 per diluted share. This compared to $1.9 million, or $0.02 per diluted share, in the first quarter of 2005. Gross margin for the second quarter of 2005 was 42.2%.

Commenting on the Company’s financial performance, Chairman and CEO Mary Puma said, “Axcelis performed well in the second quarter.  We met our second quarter guidance for both net revenue and net income, even though we recorded higher than expected operating expenses due primarily to accelerated costs related to the previously announced consolidation of our Rockville, MD and Beverly, MA operations.  We also exceeded our cash flow projections based on strong collections during the quarter.”

“On the product front, we are well on our way to meeting our market penetration goals for our new single wafer OptimaTM Platform.  We have now won our fifth Optima customer, and have received a letter of intent from our sixth Optima customer.  Both chipmakers are based in Asia Pacific.  As the industry moves into 65nm production, Axcelis will be the only company to have a complete platform of implant products for both established and emerging markets, optimized for maximum productivity and lowest cost of ownership.”

Axcelis believes that combining revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, with Axcelis’ own revenues, is useful to investors.  SEN’s ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis’ technology.

Second Quarter Detail

Shipments

Shipments for the second quarter on a worldwide basis, including SEN, totaled $160.9 million with net shipments, excluding SEN, totaling $92.3 million. Worldwide shipments were down 5.0% from the first quarter of 2005 and net shipments were down 7.5%.

Geographically, systems shipments were to:  Asia 65%, North America 21% and Europe 14%.

Service revenue (service labor, spare parts and consumables) was $39.0 million for the quarter, up 1.6% from the first quarter of 2005.

The ion implantation business (excluding SEN) accounted for 78% of total shipments in the second quarter while the other products (RTP, Dry Strip and Curing) accounted for 22%.

Orders and Backlog

Orders (new systems bookings and service excluding SEN) received for the second quarter totaled $89.8 million, compared to $82.5 million for the first quarter of 2005. New system bookings, excluding service, amounted to $50.8 million compared to $44.1 million for the preceding quarter. Worldwide orders, including SEN, were $148.7 million, compared to $140.0 million for the first quarter of 2005.

Backlog plus deferred systems revenue for the quarter ended at $103.8 million, an increase of 1.6% since the end of the first quarter of 2005. Reported backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Axcelis ended the quarter with $188.9 million in cash, cash equivalents and short-term investments. The Company’s cash position increased by $3.9 million during the second quarter as a result of stronger collections.

Business Outlook

Axcelis’ financial outlook for the third quarter of 2005 assumes no material change in the semiconductor spending environment.  Worldwide revenues are expected to be $110 million to $125 million. Net revenues (excluding SEN) in the third quarter are expected to be in a range of $80 million to $90 million. The Company anticipates gross margins in the low 40s and a net loss in the range of to $6 million to $10 million ($0.06 to $0.10 loss per share), which includes restructuring and related costs of approximately $2.0 million, or $0.02 per share. The Company expects to consume approximately $15 million of cash during the third quarter, largely due to investment in demonstration and evaluation tools required to support the Optima platform.

Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

Second Quarter 2005 Conference Call

The Company will be hosting a conference call today, Wednesday, July 27, 2005, beginning at 5:00 pm ET.  The purpose of the call is to discuss second quarter 2005 results and to provide guidance for the third quarter of 2005.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-475-3716 (1-719-457-2728 outside North America).  Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: James Kawski, and pass code: #1164852.  A telephone replay will be available from 8:00 pm ET on July 27, 2005 until 11:59 pm ET on August 3, 2005.  Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #1164852.  A webcast replay will be available from 8:00 pm ET on July 27, 2005 until 5:00 pm ET August 27, 2005.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions.  These statements are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	June 30, 2005	December 31, 2004

Assets

Current assets
Cash, cash equivalents, and short-term investments	$178,895	$187,012
Restricted cash	7,424	3,498
Accounts receivable, net	75,191	83,767
Inventories	109,235	116,330
Other current assets	34,527	14,986
Total current assets	405,272	405,593

Property, plant & equipment, net	73,016	75,275
Investment in Sumitomo Eaton Nova Corporation	110,387	109,095
Goodwill	46,773	46,773
Intangible assets	16,446	17,671
Restricted cash, long-term portion	2,532	2,841
Other assets	19,696	31,628
	$674,122	$688,876

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$23,618	$24,278
Accrued compensation	18,345	27,030
Warranty	8,957	9,218
Income taxes	2,628	4,530
Deferred revenue	33,311	34,050
Other current liabilities	7,685	8,289
Total current liabilities	94,544	107,395

Long-term debt	125,000	125,000
Long-term deferred revenue	12,426	7,697
Other long-term liabilities	4,810	5,297

Stockholders’ equity
Preferred Stock	—	—
Common stock	100	100
Additional paid-in capital	458,962	457,335
Deferred compensation	(435)	(566)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings deficit	(24,685)	(27,332)
Accumulated other comprehensive income	4,618	15,168
	437,342	443,487
	$674,122	$688,876

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue
Systems	$48,947	$106,834	$108,640	$198,590
Services	39,003	41,178	77,444	80,270
Royalties, primarily from Sumitomo Eaton Nova Corporation	4,228	3,336	6,130	6,713
	92,178	151,348	192,214	285,573
Costs of Revenue	53,238	82,948	111,477	166,997

Gross profit	38,940	68,400	80,737	118,576

Operating expenses
Research & development	17,543	15,927	33,410	31,364
Selling	12,004	12,836	23,874	24,435
General and administrative	11,819	11,607	23,002	22,702
Amortization of intangible assets	612	612	1,224	1,224
Restructuring charges	2,083	—	3,882	—
	44,061	40,982	85,392	79,725

Income (loss) from operations	(5,121)	27,418	(4,655)	38,851

Other income (expense)
Equity income of Sumitomo Eaton Nova Corporation	7,626	7,578	9,965	13,147
Interest income	1,284	338	2,294	634
Interest expense	(1,656)	(1,702)	(3,310)	(3,374)
Other-net	(423)	(55)	(437)	(646)
	6,831	6,159	8,512	9,761

Income before income taxes	1,710	33,577	3,857	48,612

Income taxes (credit)	961	(894)	1,210	560

Net income	$749	$34,471	$2,647	$48,052

Net income per share
Basic	$0.01	$0.35	$0.03	$0.48
Diluted	$0.01	$0.33	$0.03	$0.47

Shares used in computing basic and diluted net income per share
Basic	100,199	99,286	100,169	99,247
Diluted	100,604	107,763	100,737	107,724